UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 26, 2009
Date of Report (Date of earliest event reported)
IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27969 (Commission file number)	94-3180138 (I.R.S. Employer Identification No.)

801 Fox Lane, San Jose, CA	95131

(Address of principal executive offices)	(Zip Code)
(408) 467-1900

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 26, 2009, the Board of Directors (the “Board”) of Immersion Corporation (the “Company”) approved an increase in the amount of 1,200,000 shares to the Immersion Corporation 2008 Employment Inducement Award Plan (the “Plan”). Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based or cash-based awards to new employees where the grant of such awards is an inducement material to the employee’s entering into employment with the Company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(iv).
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
     Restricted Stock Unit Awards
     On February 26, 2009, the compensation committee of the Board (the “Committee”) granted Clent Richardson, President and Chief Executive Officer, options to purchase 500,000 shares of the Company’s common stock, effective March 4, 2009. This option will vest as follows: 80,000 shares shall vest on the first, second and third anniversary of the effective date, 120,000 shall vest on the fourth anniversary of the effective date and the remaining shall vest on the fifth anniversary of the vesting date. Pursuant to Mr. Richardson’s retention and ownership change event agreement, the option will accelerate and vest in full in the event of a change of control of the Company. The option will expire on March 4, 2019.
     The Committee also granted Stephen Ambler, Chief Financial Officer and Vice President, Finance, an option to purchase 66,666 shares of the Company’s common stock and a restricted stock unit award covering 33,334 shares of the Company’s common stock, both effective as of March 4, 2009. The option shall vest as follows: 1/4th of the shares subject to the option will vest on the first anniversary of the effective date and 1/48th shall vest monthly thereafter. The restricted stock unit award shall vest as follows: 1/3rd of the shares subject to the award will vest annually. This option and restricted stock unit award will expire on March 4, 2019.
     Retention and Ownership Change Event Agreements
     On February 26, 2009, the Board approved an amendment to the Retention and Ownership Change Agreement between Mr. Richardson and the Company to provide that in the event Mr. Richardson is terminated by the Company without cause or for good reason, he will be entitled to receive a lump sum severance payment equal to 18 months base salary and the payments of health insurance premiums for the earlier of 18 months or the date on which Mr. Richardson first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Richardson’s employment with the Company is terminated by the Company without cause or is terminated by him with good reason, in either case, in connection with an ownership change event of the Company, then Mr. Richardson will also be entitled to receive (i) a lump sum severance payment equal to 24 months base salary, (ii) payments of health insurance premiums for the earlier of 24 months or the date on which Mr. Richardson first becomes eligible to obtain other group health insurance coverage, (iii) immediate vesting of all of his then unvested stock and stock options and (iv) a six month post-termination exercise period with respect to stock options then held by him. Payment of the foregoing benefits will be conditioned upon Mr. Richardson’s execution of a general release of claims.
     On February 26, 2009, the Board also approved an amendment to the Amended and Restated Retention and Ownership Change Agreement between Mr. Ambler and the Company to provide that in the event Mr. Ambler is terminated by the Company without cause, he will be entitled to receive a lump sum severance payment equal to 12 months base salary and the payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Ambler first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Ambler’s employment with the Company is terminated by the Company without cause or is terminated by him with good reason, in either case, in connection with an ownership change event of the Company, then Mr. Ambler will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary, and (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Ambler first becomes eligible to obtain other group health insurance coverage. Payment of the foregoing benefits will be conditioned upon Mr. Ambler’s execution of a general release of claims.
     Approval of Executive Bonus Plan
     On February 26, 2009, the Board approved the Executive Bonus Plan. Individuals who are executive officers of the Company, including each of the Company’s named executive officers, are eligible to receive cash awards following the end of the year, based upon the attainment of performance objectives established by the Committee for the year. Objectives under the Plan for 2009 for the Chief Executive Officer consist of: (i) revenue targets; and (ii) other financial metrics. Objectives under the Plan for 2009 for officers other than the Chief Executive Officer consist of: (i) revenue targets; (ii) other financial metrics; and (iii) personal management objectives, with a specified percentage of the target bonus allocated to each objective. The Chief Executive Officer can have the amount of the bonus increased or decreased based on a discretionary multiplier that is determined by the Board of Directors. Officers other than the Chief Executive Officer can have the amount of the bonus increased or decreased based on a discretionary multiplier that is recommended by the Chief Executive Officer and approved by the Committee.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Exhibit Title

99.01	Form of RSU agreement

99.02	Form of Notice of Grant of RSU

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immersion Corporation
Date: March 4, 2009	By:	/s/ Stephen M. Ambler
		Name:	Stephen M. Ambler
		Title:	Chief Financial Officer and Vice President, Finance

Exhibit List

Exhibit No.	Exhibit Title

99.01	Form of RSU agreement

99.02	Form of Notice of Grant of RSU